                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:     PENDING
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_] Form 3 Holdings Reported            [X] Form 4 Holdings Reported
(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

DiBenedetto                         Thomas                 R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

15140 Fiddlesticks Boulevard
--------------------------------------------------------------------------------
                                    (Street)

Fort Myers                           Florida                  33912
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

National Wireless Holdings Inc. (NWIR)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year

October 31, 2001
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

                             ================================================================================
                                        Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                           or Beneficially Owned
                             ================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    Fiscal Year    (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)            (Inst. 3 and 4) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/2/97        A(1)             2,000        A     N/A     5,832(1)(2)     (I)       By Spouse
                                                                                                                          as Trustee
                                                                                                                          (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative     6.                of Underlying     8.      ities     Secur-   of
                    Exer-             4.       Securities     Date              Securities        Price   Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                    Price    Trans-   action   or Disposed    Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                  of       action   Code     of(D)          (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or      Secur-  of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)       Date     Expira-            Number  ity     Year      (I)      ship
Security            Secur-   Day/     ------   ------------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)     cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option              $18.00   1/30/01    A      5,000           (2)     1/30/06   Common    5,000           3,332      (D)
to purchase                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              $12.75   4/24/01    A      2,500          4/24/01  4/24/06   Common    2,500           2,500      (D)
to purchase                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------
Option              $30.00   7/31/01    D(3)          10,000   (4)     3/15/05   Common    10,000            0        (D)
to purchase                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:

(1) $2,000 shares were held for several years by four otherwise unaffiliated trusts for the benefit of the reporting person's minor children. Each of the trusts purchased 500 shares of common stock of the Issuer on the Transaction Date. The reporting person disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein.
(2) 1,666 shares became exercisable on 1/30/01; 1,666 shares will become exercisable on 1/30/02; 1,668 shares will become exercisable on 1/30/03.
(3)   Option was surrendered on 7/31/01.
(4) 3,333 shares became exercisable on 3/15/00; 3,333 shares became exercisable on 3/15/01; 3,334 shares would have become exercisable on 3/15/02 had the option not been surrendered.

                          /s/ Thomas R. DiBenedetto             January 17, 2002
                          -------------------------------       ----------------
                          **Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.